Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Second Quarter Cash Dividend of $0.05 per Share

SACRAMENTO, California, June 19, 2019 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.5 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced that the Board of Directors has authorized a cash dividend of $0.05 per share for the second quarter 2019, a $0.01 increase over the prior quarter.

The $0.05 per share quarterly cash dividend will be paid to shareholders of record as of July 2, 2019 and is payable on July 12, 2019.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services through twelve locations in northern California. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959